EXHIBIT 99.1

PC MALL ANNOUNCES RETIREMENT OF KRISTIN ROGERS

Executive Vice President of Marketing to Retire after 12 Years of Service

El Segundo, California — September 11, 2012 — PC Mall, Inc. (NASDAQ:MALL), a leading IT solutions provider, today announced that Kristin Rogers, its Executive Vice President of Marketing, is retiring on September 30, 2012. Ms. Rogers joined the Company in 2000 and prior to serving as Executive Vice President of Marketing she was the Company’s Executive Vice President of Sales & Marketing.

Commenting on Ms. Rogers’ retirement, Frank Khulusi, PC Mall’s Chief Executive Officer, said “I have mixed emotions relative to Kris’ retirement.  While we are happy for her and wish her the best as she writes the next chapter in her life, I am somewhat saddened that we are losing a talented executive and a great person.  Kris joined us 12 years ago, and her good works and sponsorship have helped us to grow our business, particularly on the corporate side of our business.”   Khulusi continued, “Along the way, she helped us to build a great team in marketing, which has enabled her to retire while positioning her team to continue to play a key role in enabling our success.”

About PC Mall

PC Mall, Inc., through its wholly-owned subsidiaries, is a leading value added direct marketer of technology products, services and solutions to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. Our brands include: PC Mall, PC Mall Gov, Sarcom, MacMall, Abreon, NSPI, eCost and OnSale. In the twelve months ended June 30, 2012, we generated approximately $1.5 billion in revenue and now have approximately 2,900 employees, over 68% of which are in sales or service positions. For more information please visit pcmall.com/investor or call (310) 354-5600.

Press Contact:

Matt Selinger, Partner
Genesis Select Corporation
(303) 415-0200